Exhibit 5





                               November 30, 1999



LeCroy Corporation
700 Chestnut Ridge Road
Chestnut Ridge, NY  10977

     Re: FORM S-8 REGISTRATION STATEMENT

Ladies and Gentlemen:

     We have acted as counsel for LeCroy Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on November 30, 1999 (the "Registration Statement").

     The Registration Statement effects the registration of 500,000 shares of the common stock, $0.01 par value per share, of the Company (the "Shares"), that are to be issued by the Company pursuant to the Company's 1998 Non-Employee Director Stock Option Plan (the "Plan").

     We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

     We further assume, without investigation, that all Shares issued pursuant to the Plan will be issued in accordance with the terms of such Plan and that the purchase price of each of the Shares will be at least equal to the par value of such Shares.

     Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options pursuant to the Plan and against the payment of any purchase price therefor, will be validly issued, fully paid and nonassessable.






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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement.



                               Very truly yours,

                               /s/ Bingham Dana LLP

                               BINGHAM DANA LLP